                                                                  Exhibit 10.3.4

                       POWER PURCHASE AND SALES AGREEMENT

                                     BETWEEN

                               CHEVRON U.S.A. INC.

                                       AND

                       SOUTHERN CALIFORNIA EDISON COMPANY

                                TABLE OF CONTENTS
                                -----------------

 SECTION    TITLE                                                          PAGE
 -------    -----                                                          ----
 1          PARTIES                                                          1

 2          RECITALS                                                         1

 3          DEFINITIONS                                                      1

 4          TERM AND TERMINATION -- Modified by Amendment 1                  7

 5          CURTAILMENT                                                     11

 6          DESIGN AND CONSTRUCTION OF THE PROJECT                          11

 7          OPERATION OF THE PROJECT                                        13

 8          SALE OF THE PROJECT                                             17

 9          ABANDONMENT                                                     19

 10         DISCLAIMER                                                      20

 11         METERING                                                        21

 12         AVAILABILITY                                                    23

 13         POWER PURCHASE AND SALE                                         23

 14         PAYMENTS FOR ENERGY - Replaced by Amendment 1                   27

 15         PAYMENTS FOR CAPACITY - Replaced by Amendment 1                 33

 16         TAXES                                                           43

 17         LIABILITY                                                       44

 18         INSURANCE                                                       46

 19         REGULATORY AUTHORITY                                            48

 20         DISPUTES                                                        48

 21         NOTICES                                                         49

 22         NON-DEDICATION OF FACILITIES                                    50

 23         PREVIOUS COMMUNICATIONS                                         50

 24         NON-WAIVER                                                      50

 25         SUCCESSORS & ASSIGNS                                            51

 26         ASSIGNMENT                                                      51

 27         NO THIRD PARTY BENEFICIARIES                                    53

 28         EFFECT OF SECTION HEADINGS                                      53

 29         GOVERNING LAW                                                   53

 30         CONFIDENTIALITY                                                 53

 31         UNCONTROLLABLE FORCES                                           54

 32         PUBLICITY                                                       56

 33         WATER                                                           56

 34         TRANSMISSION COST - Replaced by Amendment 1                     57

 35         RECORDS AND AUDITS                                              59

 36         CONDITIONS PRECEDENT                                            61

 37         AGREEMENT AND SIGNATURES                                        62

     1. PARTIES

         The Parties to this Agreement are Chevron U.S.A., Inc. a Delaware corporation, hereinafter referred to as "Seller", and Southern California Edison
Company, a California corporation, hereinafter referred to as "Edison;"
individually, "Party," and collectively, "Parties."

     2. RECITALS

         2.1 Seller is willing to construct and operate an electrical generating facility with a nameplate capacity rating of 52,000 kW (47,000 kW Net) located at Heber, California, and sell the capacity and associated net energy to Edison.

         2.2 Edison is willing to purchase from the Seller, the Capacity made available and all Net Energy delivered to Edison at the Point of Interconnection on the terms and conditions set forth herein.

     3. DEFINITIONS

         When used with initial capitalizations, whether in the singular on in the plural, the following terms shall have the following meanings:

         3.1 Adjusted Capacity Price: The capacity purchase price, expressed in
$/kw/year, in the Capacity Payment Schedule for the period beginning on the Date of Firm Operation and ending on the date of termination of this Agreement or reduction in Capacity.

         3.2 Agreement: This Power Purchase and Sales Agreement as it may be
amended from time to time.

         3.3 Avoided Operating Cost: Edison's incremental cost of electric energy, that but for this Agreement, Edison would have generated from sources of electric energy within the Edison electric system. In the event any federal or state legislation, future Commission orders, rulings or guidelines are in conflict with the definition contained in this Section 3.3, this definition shall take precedence over such federal or state legislation, Commission orders, rulings or guidelines.

         3.4 Capacity Payment Schedule: Edison's published Capacity Payment
Schedule as authorized by the Commission and in effect at the time of execution of this Agreement.

         3.5 Commission: The Public Utilities Commission of the State of
California.

         3.6 Capacity: That portion of the Project's electric power producing capability (initially 47,000 KW) which is dedicated to Edison and made available to Edison at the Point of Interconnection.

         3.7 Capacity Price: The capacity purchase price, expressed in
$/kW/year, in the Capacity Payment Schedule for the Contract Term and Date of
Firm Operation.

         3.8 Contract Term: The term of this Agreement shall be thirty (30)
years beginning on the Date of Firm Operation.

         3.9 Control: To regulate the electrical output of the Project.

         3.10 Current Capacity Price: The capacity price, expressed in
$/kW/year, in the Capacity Payment Schedule in effect at the time Edison receives a termination of this Agreement or reduction in Capacity notice for a term equal to the number of years from

the date of termination of this Agreement or reduction in Capacity to the end of the Contract Term.

         3.11 Date of Firm Operation: The date established by the Operating
Representatives on which the Project is determined to be a reliable source of generation as determined by a seventy-two (72) hour continuous demonstration test at 80% of the capacity rating (47,000 KW).

         3.12 Edison Electric System Integrity: Operation of the Edison electric system in a manner which minimizes unreasonable risk of injury to persons and/or damage to property and enables Edison to provide safe, adequate and reliable electric service.

         3.13 Emergency: A condition or situation which in Edison's sole judgment affects Edison's ability to maintain Edison Electric System Integrity.

         3.14 Forced Outage: Any unscheduled outage on either the Edison electric system or the Project which results in a complete or partial curtailment in either the generation of Net Energy or the acceptance of Net
Energy from the Project.

         3.15 Generating Facilities: All of Seller's Generators and all
protective and other associated equipment and improvements necessary for the
Project to produce electrical energy, excluding associated land, land rights, geothermal leases, or interests in land.

         3.16 Generator: The generator(s) and associated prime mover(s), which are a part of the Generating Facilities.

         3.17 Interconnecting Utility: The electric utility or any other utility that is directly connected with the Project and which receives delivery of Net
Energy from the Project.

         3.18 Interconnection Facilities: The electrical interconnection facilities furnished, at no cost to Edison, by Seller, or by the Interconnecting
Utility on Seller's behalf, which is appurtenant to, and/or incidental to, the
Project. The Interconnection Facilities shall include, but are not limited to, transmission lines and/or distribution lines between the Project and transmission lines and/or distribution lines of the Interconnecting Utility, relays, power circuit breakers, metering devices, telemetering devices, and other control and protective devices specified by the Interconnecting Utility as necessary for operation of the Project in parallel with the Interconnecting
Utility's electric system.

         3.19 Net Energy: Kilowatthours generated by the Project which are purchased by Edison at the Point of Interconnection pursuant to this Agreement.

         3.20 Operate: To provide the engineering, purchasing, repair, supervision, training, inspection, testing, protection, operation, use, management, replacement, retirement, reconstruction, and maintenance of, and for the Generating Facility in accordance with applicable utility standards and good engineering practices.

         3.21 Operating Representatives: Individual(s) appointed by each Party to secure effective cooperation and interchange of information between the
Parties in connection with this Agreement.

         3.22 Peak Months: Those months during which the annual system peak demand of the Edison electric system may occur. Currently, those months are
June, July, August and September. Such designation is subject to change upon written notice consistent with Commission guidelines.

         3.23 Point of Interconnection: The point where the transfer of Net
Energy from Seller to Edison occurs.

         3.24 Project: The Generating Facilities, Interconnection Facilities,
the site for the Generating Facilities, and metering equipment necessary to permit the Generator to deliver Net Energy and make Capacity available to Edison at the Point of Interconnection.

         3.25 Qualifying Facility: A Small Power Production Facility as defined in Title 18, Code of Federal Regulations Section 292.201 through 292.207 or a geothermal power producer under California Public Utilities Code Section 2801 and following.

         3.26 Renewable Resources: Wind parks, small hydroelectric, solar and geothermal resources which produce electric power.

         3.27 Summer Period: The Summer Period as defined in Tariff Schedule No.
TOU-8 now in effect or as may hereafter be authorized by the Commission to be revised.

         3.28 Tariff Schedule No. TOU-8: Edison's time-of-use energy tariff for electric loads of 500 kW or more as now in effect or as may hereafter be revised as authorized by the Commission.

         3.29 Winter Period: The Winter Period as defined in Tariff Schedule No.
TOU-8 now in effect or as may hereafter be authorized by the Commission to be revised.

     4. TERM AND TERMINATION

         4.1 This Agreement shall become effective upon execution and remain in effect for the Contract Term (30 years from Date of Firm Operation) unless sooner terminated as provided herein.

         4.2 This Agreement shall terminate if the Date of Firm Operation does not occur by December 31, 1987. In the event the Date of Firm Operation is delayed due to an uncontrollable force, such date shall be extended for the period of such delay, not to exceed one (1) year.

         4.3 This Section 4.3 shall apply if this Agreement is terminated or
Capacity is reduced or terminated prior to the expiration of the Contract Term.
The Parties agree that the amount Edison pays Seller for Capacity is based on the agreed value of Seller's performance of its obligations to provide Capacity during the full Contract Term.

         4.3.1 The Parties agree that the refund and payments provided in
     Sections 4.4 and 4.5 represent a fair compensation for the reasonable losses that would result from termination of this Agreement or reduction in
     Capacity, and shall represent Edison's sole and exclusive remedy resulting from such termination of this Agreement or reduction in Capacity.

         4.3.2 Edison shall provide Seller invoices for all amounts due Edison pursuant to this Section. Such amounts shall be due on presentation and paid within sixty (60) days of the invoice date.

         4.3.3 If Seller does not make payments as specified in Section 4.3.2,
     Edison shall have the right to offset any amounts Seller owes Edison against any amounts Edison owes Seller or declare that all sums then due
     Edison under this Agreement are immediately due and payable.

     4.4 Seller may terminate this Agreement or reduce Capacity, provided that
Seller gives Edison (i) 12 months prior written notice for the reduction of all or part of the first 25,000 KW of Capacity and (ii) 36 months prior written notice for the termination of this Agreement or any reduction to Capacity which results in a total aggregate reduction in Capacity in excess of 25,000 KW. [See
Amendment 1, Page 3 of Exhibit 10.3.5]

         4.4.1 Upon termination of this Agreement or reduction in Capacity,
     Seller shall pay Edison, for the amount of Capacity reduction, an amount equal to the difference between (i) the total Capacity payments paid by
     Edison up to and including the date of receipt of notice and (ii) Capacity payments which Edison would have paid Seller for the period of Seller's actual performance at the Adjusted Capacity Price with interest compounded monthly at the current published Federal Reserve Board three (3) months prime commercial paper rate up to the date of the termination of this
     Agreement or reduction in Capacity.

         4.4.2 From the date of receipt of a termination or reduction notice to the date of termination of the Agreement or reduction in Capacity, Edison shall pay Seller until the effective date of such termination or reduction at the Adjusted Capacity Price for the amount of Capacity reduced or terminated by said notice.

         4.4.3 Edison shall pay Seller for the amount of Capacity not terminated, if any, at the Capacity Price.

         4.5 If Seller terminates this Agreement or reduces the Capacity without providing the notice specified in Section 4.4, the provisions of Section 4.4 shall apply, and additionally Seller shall pay Edison an amount equal to the product of: (i) the amount of Capacity reduced or terminated times (ii) the difference between the Current Capacity Price and the Capacity Price times (iii)
the period in years and fractions thereof (not less than one year) that the
Seller was deficient in providing notice pursuant to Section 4.4. If the Current
Capacity Price is less than the Capacity Price, no payment under this Section
4.5 shall be required.

         4.6 In the event this Agreement is terminated and Capacity is immediately made available to Edison under the terms of a new agreement, the
Seller's payments due Edison, pursuant to Sections 4.4 and 4.5 herein, may be repaid over the first eight (8) years of the new agreement term at the Seller's option. The unpaid balance of the Seller's payments shall draw interest monthly at an annual rate equal to the current published Bank of America prime commercial rate plus 1%.

     5. CURTAILMENT

         Edison may interrupt or reduce the acceptance of Net Energy from the
Project if such an interruption or reduction is required (i) to allow Edison to perform scheduled maintenance, tests, or repairs on the Edison electric system as required, in Edison's sole judgement, to maintain Edison Electric System
Integrity or (ii) during an Emergency or Forced Outage on the Edison electric system when acceptance of Net Energy from the Project in Edison's sole judgment, would jeopardize Edison Electric System Integrity. Upon such Interruptions or reductions of the acceptance of Net Energy from the Project, Edison shall continue to make capacity payments pursuant to Sections 15.7.2 and 15.7.3. Each
Party shall use its best efforts to correct, within a reasonable period, the conditions on its system or in its facilities necessitating such interruption or reduction of the acceptance of Net Energy from the Project. Such interruption or reduction shall be limited to the period of time such a condition exists.

6. DESIGN AND CONSTRUCTION OF THE PROJECT

         6.1 Seller, at no cost to Edison, shall design, engineer, procure, construct and test the Project in accordance with applicable utility standards and good engineering practices

         6.2 Seller, at no cost to Edison, shall design, engineer, procure, construct and test the Interconnection Facilities in accordance with applicable utility standards and good engineering practices and the rules and regulations of the Interconnecting Utility.

         6.3 Except to the extent as previously obtained by Edison pursuant to the agreement between Edison and Chevron in the Contract for the Engineering and
Construction of Heber Geothermal Generating Plant No. 1, executed on February 4,
1982 (E&C Contract), Seller, at no cost to Edison, shall acquire all permits and approvals, and complete, or have completed, all environmental impact studies necessary for the construction, operation, and maintenance of the Project.

         6.4 Edison shall have the right to review the construction schedule and to monitor the construction, start-up, operation and maintenance of the Project.
Seller shall notify Edison as far in advance of the Date of Firm Operation as reasonably possible, of changes in the construction schedule which may affect the Date of Firm Operation. Edison shall have the right to review technical data and technical records of the operation of the Project. Edison agrees not to interfere with the Seller's operations, and agrees to adhere to Seller's work rules and operating regulations. All information or data received by Edison under this Section 6 shall be treated in accordance with Section 30.

         6.5 Seller, at no cost to Edison, shall make modifications to the
Interconnecting Facilities as required to maintain Edison Electric System
Integrity so that Edison can continue to accept Net Energy from the Project.

7. OPERATION OF THE PROJECT

         7.1 Seller shall Operate, Control and maintain the Project in accordance with applicable utility standards and good engineering practices and shall produce the maximum electrical output from the Project consistent with such standards and practices.

                                       10

         7.2 Each Party shall keep the other Party's Operating Representative informed regarding the operating schedule of their respective facilities which affect the other Party's operations hereunder, including any reduction in
Capacity availability. Each Party shall use its best efforts to provide the other Party with reasonable advance notice regarding scheduled outages of its facilities, including any reduction in Capacity availability as follows, unless otherwise agreed to by the Parties:

     Scheduled Outage                                        Advance Notice
     Expected Duration                                         Required
     -----------------                                       --------------

     Less than one day                                           24 Hours

     One day or more (except major overhaul)                     1 Week

     Major overhaul                                              6 Months

         7.3 The Operating Representatives shall notify each other by telephone regarding outage dates and durations and shall use their best efforts to coordinate the schedule of such outages as to facilitate the maximum output of the Project.

         7.4 Neither Seller nor Edison shall schedule major overhauls during
Peak Months and shall make reasonable efforts to avoid scheduling routine maintenance during the Peak Months. Seller's and Edison's outages for scheduled maintenance shall not exceed an aggregate of 30 peak hours during the entire period encompassed by the Peak Months per year.

         7.5 Seller shall maintain an operating log at Seller's Generating
Facility with records of real and reactive power production, changes in operating status, outages,

                                       11

protective apparatus operations and any unusual conditions found during inspections. Seller shall also maintain records applicable to the Generating
Facility, including records regarding the electrical characteristics of the
Generator and settings or adjustments of the Generator control equipment and protective devices. Seller shall, under provisions of Section 30 herein, make such information available to Edison upon request and provide copies of such logs and records, if requested, to Edison within thirty (30) days of Edison's request.

         7.6 Seller shall use reasonable efforts to notify Edison at least 14 calendar days prior to initial energizing of the Point of Interconnection and initial parallel operation of the Project with the Edison electric system.
Edison shall have the right to have a representative present at such times.

         7.7 Seller shall use reasonable efforts to obtain Qualifying Facility status for the Project prior to the Date of Firm Operation and maintain such status during the term of this Agreement. If Seller fails to maintain Qualifying
Facility status, Seller, at its sole discretion, may elect to (i) suspend the deliveries of Net Energy until such time the Qualified Facility status is reestablished, subject to the provisions of Sections 9 and 15 or (ii) continue the delivery of Net Energy and shall hold Edison harmless from any and all liability, loss, damage, claim, action, cause of action, cost, charge or expense resulting from such loss of Qualifying Facility status.

         7.8 Seller and Edison, as applicable, shall obtain and maintain necessary government authorization(s) and permit(s). The Seller or Edison shall hold the other

                                       12

party harmless from any and all liability, loss, damage, claim, action, cause of action cost, charge or expense resulting from the failure to obtain or maintain the necessary government authorization(s) and permit(s). Seller may elect to suspend the delivery of Net Energy until all necessary government authorization(s) and permit(s) are obtained or maintained by the Seller subject to Sections 9 and 15.

         7.9 At Edison's request, Seller shall make all reasonable efforts to deliver Net Energy at an average rate of delivery at least equal to the Capacity during periods of Emergency. If the Seller has previously scheduled an outage coincident with an Emergency, Seller shall make all reasonable efforts to reschedule the outage. Edison shall waive the notification specified in Section
7.2 if Seller reschedules an outage.

8. SALE OF THE PROJECT

         8.1 If Seller offers to sell its interest in the Project or relinquish its interest under any lease of the Project, Seller shall promptly offer to
Edison, or any Edison subsidiary, the right to be substituted for Seller under the lease of the Project or the right to purchase Seller's interest in the
Project. Edison shall have up to 60 days following any such offer to accept
Seller's offer or otherwise reach agreement with Seller.

         8.2 If the Parties are unable to reach a satisfactory agreement as specified in Section 8.1, and Seller offers to Sell its interest in the Project to any third party, Edison, or any Edison subsidiary, shall have the right for
30 days following each offer to agree to purchase Seller's interest in the
Project under the same terms and conditions, if such terms and conditions are better to Edison than those offered in Section 8.1 herein. Any

                                       13

offers to sell made more than two years after Edison's failure to accept a previous offer to sell, under Section 8.1, shall again be subject to the terms of Section 8.1 and 8.2.

         8.3 Seller shall have the right to require Edison to purchase the
Project if the average cost of electric energy and capacity to Edison based on the purchase price for the Project, and a projected price for geothermal heat would result in a cost to Edison of electric energy and capacity delivered to
Edison's electric system in the aggregate below avoided costs for a consecutive three hundred sixty-five day period which is reasonably representative of a longer term. Such a purchase of the Project by Edison shall be subject to prior regulatory approval (e.g. Commission Certificate of Public Convenience and
Necessity and rate base treatment of the investment) as required in Edison's sole judgment, and subject to prior negotiation and execution of contracts between Edison and Seller for the purchase of the Project and geothermal heat for the Project consistent with such objective.

         8.4 If the Project is sold to a third party and said third party does not assume the obligations of this Agreement, as specified in Section 26, then this Agreement shall be considered terminated and the provisions set forth in
Sections 4.4 and 4.5 shall apply.

         8.5 If the Seller offers to sell the Project to Edison, or any Edison subsidiary, under the provisions of Section 8, then Edison, or any Edison subsidiary, shall establish a value of the Project to Edison. When determining the value of the Project, Edison shall take into consideration any and all monies due Edison under the terms of this Agreement in event of a termination.

                                       14

9. ABANDONMENT

         9.1 The Project shall be deemed abandoned if Seller terminates operation of the Project with the intent that such termination be permanent.
Such intent shall be presumed by either Seller's written notice to Edison of such intent or operation of the Project so that no Energy is generated therefrom for 730 consecutive days during any period after the Date of Firm Operation, unless otherwise agreed to in writing by the Parties. If the Project is prevented from generating energy due to an uncontrollable force, then such period shall be extended for the duration of the uncontrollable force, not to exceed one (1) year.

         9.2 If Seller abandons the Project during the term of this Agreement,
Edison, or any Edison subsidiary shall have the right to substitute itself for
Seller under the Seller's lease arrangement with its lender or in the event the
Project is to be sold subsequent to such abandonment, Edison shall have the right to purchase the Seller's interest in the Project under the terms of
Section 8.1 and 8.2.

         9.3 If Seller abandons the Project, this Agreement may be terminated and the provisions of Sections 4.4 and 4.5, as applicable, will control unless otherwise provided herein.

10. DISCLAIMER

         Any review by Edison of the design, engineering, construction, operation, control, or maintenance of the Project is solely for the information of Edison. By making such review, Edison makes no representation as to the economic or technical feasibility,

                                       15

operational capability, or reliability of the Project. Seller shall in no way represent to any third party that any such review by Edison of the Project , including but not limited to, any review of the design, engineering, construction, operation, or maintenance of the Project by Edison is a representation by Edison as to the economic or technical feasibility, operational capability, or reliability of the Project. Seller is solely responsible for economic feasibility, technical feasibility, operational capability or reliability of the Project. Edison shall not be liable to Seller for, and Seller shall, at its cost, defend, indemnify and hold harmless Edison, its directors, officers, employees, agents, assigns and successors from and against any loss, damage, claim, action, cause of action, cost, charge or expense arising from any contrary representation concerning the effect of
Edison's review of the design, engineering, construction, operation or maintenance of the Project.

11. METERING

         11.1 Seller shall install or shall cause the Interconnecting Utility to install and maintain metering equipment as specified and provided by the
Interconnecting Utility at the Point of Interconnection, pursuant to an interconnection agreement to be entered into between Seller and the
Interconnecting Utility, to allow monitoring by the Parties and the
Interconnecting Utility and to record and measure kilowatthours and time. Edison shall not be liable or responsible for any costs of acquisition, installation, ownership or maintenance of such metering equipment, including costs incurred by
Seller for inspecting and calibrating such equipment. This metering equipment shall be utilized for

                                       16

the measurement of Net Energy and Capacity in order to determine Edison's payments to Seller pursuant to this Agreement.

         11.2 Edison shall install, as required by Edison Electric System
Integrity, at Seller's cost, generation telemetering equipment to monitor the
Project's net generation. Seller shall install as required by Edison Electric
System Integrity in order that Edison can accept Net Energy from the Project, additional meters at the Project to enable Seller to make daily telephone reports in the event telemetering equipment is inoperative. Seller shall bear all costs of additional meter equipment, installation, ownership and administration and all costs for inspecting and testing such equipment.

         11.3 The Parties shall seal all meters used to determine billings hereunder. The seals shall be broken only when the meters are to be inspected, calibrated or adjusted. Edison shall, at Seller's cost, inspect and calibrate, or shall request that the Interconnecting Utility inspect and calibrate, all meters upon their installation and annually thereafter. If requested to do so by
Seller, or if at any reading, the metering inaccuracy exceeds 2%, the meters shall be calibrated promptly. Each Party shall give reasonable notice, both oral and written, to the other Party, of at least five (5) working days of when any inspection or calibration is to take place. The other Party may have representatives present at the calibration or inspection. If metering equipment inaccuracy exceeds 2%, the Operating Representatives shall estimate and agree upon the correct amount of Net Energy delivered during the period of inaccuracy.

                                       17

         11.4 Each Party shall within ten (10) days after written notice to the other Party have the right of access during regular business hours to all metering and billing records relevant to the purchase of Net Energy under this
Agreement.

12. AVAILABILITY

         12.1 Seller shall make all reasonable efforts to limit Project outages.

         12.2 If Seller fails to meet the performance requirements specified in
Section 15, Edison shall have the right to require the Seller to demonstrate the ability of the Project to generate Capacity once a year and to observe said demonstration. The Seller shall, at its expense, conduct said demonstration at a time and under procedures mutually agreed upon by the Parties.

     13. POWER PURCHASE AND SALE

         13.1 Seller hereby agrees to sell to Edison, and Edison hereby agrees to accept and purchase from Seller, all Net Energy delivered by Seller to Edison hereunder at the Point of Interconnection regardless of economic dispatch or hydro-spill consideration. Edison may interrupt or reduce such deliveries due to scheduled or Forced Outages, Emergencies, and uncontrollable forces only. During any such interruption or reduction, Edison shall continue to make capacity payments to the Seller pursuant to Sections 15.7.2 and 15.7.3.

         13.1.1 Seller shall begin delivery of Net Energy on or before the Date of Firm Operation.

                                       18

         13.1.2 If at any time, Seller can physically deliver Net Energy to
     Edison while it is contesting the claimed jurisdiction of any entity which has not issued a license or other approval for the Project, Seller, at its sole discretion and risk, shall have the right to deliver Net Energy to
     Edison. Edison shall pay Seller for Net Energy pursuant to Section 14.
     However, unless and until all required licenses and approvals have been obtained, Seller may discontinue deliveries at any time, at no cost or liability to Seller.

         13.1.3 In the event there has been an interruption or reduction in the deliveries of Net Energy pursuant to Section 5 and during such period
     Seller makes deliveries, with notice to Edison, of Net Energy to the
     Interconnecting Utility which are subsequently delivered to Edison pursuant to schedules agreed upon by Edison and the Interconnecting Utility, Edison shall notify Seller of such scheduled deliveries within thirty (30)
     business days of such scheduled deliveries, Edison shall pay Seller for such Net Energy at the price applicable at the time of scheduled delivery to Edison. In the event of an interruption or reduction in the deliveries of Net Energy pursuant to Section 5 and the Interconnecting Utility is either unable or unwilling to accept such Net Energy, the Seller may sell such Net Energy to a third party. During any such sale of Net Energy to a third party, Edison shall continue to make capacity payments to the Seller pursuant to Sections 15.7.2 and 15.7.3.

                                       19

         13.2 Seller shall sell to Edison, and Edison shall purchase from
Seller, Capacity as specified in Section 2.1 or Capacity as adjusted pursuant to
Section 13.3.

         13.3 Seller may, with Edison's approval, which shall not be unreasonably withheld, increase the amount of Capacity. Edison shall pay for such additional Capacity at a rate equal to current Capacity Price for the remaining Contract Term. Seller may reduce the amount of Capacity at any time by giving written notice thereof to Edison pursuant to Section 4.4. Edison may reduce the amount of Capacity as a result of demonstration tests or prior performance. The amount by which Capacity is reduced shall be deemed a reduction in Capacity pursuant to Section 4. Either Party may request the other Party to agree in writing to a revised Capacity whenever it appears that Capacity has changed.

         13.4 Monthly Payment

         13.4.1 Edison shall determine from monthly meter readings Net Energy and Capacity purchased by Edison during the periods specified in Tariff
     Schedule No. TOU-8 for the preceding monthly billing period, and calculate the amount due Seller. Edison shall use its best efforts to read the meter on a regular, monthly interval

         13.4.2 If a monthly payment period involves portions of different published Energy payment schedule periods, Edison shall prorate the monthly
     Energy payment on the basis of the percentage of days at each price.

                                       20

         13.4.3 Within 20 business days of each monthly meter reading, Edison shall mail a statement to Seller indicating the amount of Net Energy and
     Capacity purchased during the billing period and the amount to be paid.
     Edison shall prepare and mail a check to Seller within ten (10) business days of mailing of the statement.

     14. PAYMENTS FOR ENERGY

         14.1 Seller shall receive a monthly payment for Net Energy received and accepted by Edison at the Point of Interconnection. Seller shall have the option, to be exercised by the Seller prior to Date of Firm Operation, to elect to sell Net Energy at a price based on the payment provisions described in
Section 14.2, 14.3 or 14.4.

         14.2 Edison's Standard Offer No. 2 for Firm Power Purchases (effective date February 14, 1983).

         14.2.1 Seller shall receive monthly payments for Net Energy, based on
     Edison's Avoided Operating Cost, received by Edison during the on-peak, mid-peak and off-peak periods. These periods are defined and published in
     Edison Tariff Schedule No. TOU-8.

         14.2.2 Monthly payment for Net Energy shall be calculated as follows:

         Monthly Payment for Net Energy = A + B + C

         where:

         A = on-peak energy payment

         B = mid-peak energy payment

                                       21

         C = off-peak energy payment

         where, for each period:

         Period Energy Payment = (Avoided Operating Cost/KwH) x (Period Net
     Energy, KwH) x energy loss adjustment factor.*

         14.3 Edison's Standard Offer No. 5 for Firm Power Purchases. This
option is valid only if Standard Offer No. 5 is approved and implemented by the
Commission prior to the Date of Firm Operation.

         14.4 Net Energy Payment Option No. 3.

         14.4.1 For the first 15 years of the Contract Term, Seller shall receive monthly payments for Net Energy based on the pricing provisions specified in Section 14.4.2. For the second 15 years of the contract term,
     Seller shall receive monthly payments for Net Energy equal to 98% of
     Edison's full Avoided Operating Costs as specified in Section 14.2.

         14.4.2 For the first 15 years of the Contract Term, Seller shall receive monthly payments for Net Energy based on the higher of (i) Edison's full Avoided Operating Cost as specified in Section 14.2 or (ii) the floor price. The floor price payments shall be calculated as follows:

--------
*    The energy loss adjustment factor shall be one (1), subject to adjustment by Commission orders or rulings.

                                       22

         Monthly Floor Payment (floor price/kwh) x (Net Energy, kwh) x energy loss adjustment factor*

         where, the floor price is:

         Year                         Floor Price
         ----                         -----------

         1985                         4.6(cent)/kwh

         1986                         5.1

         1987                         5.4

         1988                         5.4

         1989                         5.9

         1990                         5.9

         1991                         5.9

         1992                         7.0

         1993                         7.5

         1994                         7.5

         1995                         8.0

         1996                         8.0

         1997                         8.5

--------

*    The energy loss adjustment factor shall be one (1), subject to adjustment by Commission orders or rulings.

                                       23

         1998                         8.5

         1999                         8.5

         14.4.3 If Seller elects the payment provision specified in Section
     14.4, then Edison shall pay for the transmission service costs, as specified in Section 34, which are incurred in delivering the Net Energy to the Point of Interconnection, for the first 5 years of the Contract Term and simultaneously enter an identical amount as a debit in the Payment
     Tracking Account specified Section 14.4.4.

         14.4.4 Payment Tracking Account

         14.4.4.1 Edison shall establish a Payment Tracking Account (PTA) to account for (i) transmission service costs described in Section 14.4.3 and
     (ii) the amount by which Edison's monthly payment for Net Energy to Seller exceeds the payment which would have been paid the Seller under Section
     14.2. These entries shall be considered debits in the PTA. Sums in the PTA will draw interest monthly at an annual rate equal to the current published
     Bank of America prime commercial rate plus 1%.

         14.4.4.2 The balance in the PTA, including accrued interest, shall not exceed $5,000,000.

               14.4.4.3 Whenever a balance exists in the PTA, the Seller shall repay the balance using credits in the form of reductions to Edison's monthly

                                       24

     payment for Net Energy to Seller. PTA credits shall include, but not be limited to the following:

         a.    When Edison's full Avoided Operating Cost exceeds the floor price, Edison shall make a monthly payment for Net Energy equal to one-half (1/2) of the sum of monthly payments calculated using
               Edison's full Avoided Operating Cost and the floor price. The difference between the monthly payment made in accordance with this Section 14.4.4.3 and the monthly payment pursuant to Section
               14.2 shall be credited against the PTA balance.

         b.    Seller shall at any time have the option of paying to Edison part or all of the existing balance in the PTA without incurring any penalties. To implement this each month, Seller shall notify
               Edison in writing within 20 business days after the monthly meter reading of its election to receive a reduced monthly payment for
               Net Energy and credit that reduction against the PTA balance.

         c.    If the PTA balance reaches the $5,000,000 limit, Edison's monthly payment for Net Energy to Seller shall be reduced by an amount which ensures the PTA balance does not exceed $5,000,000. At no time shall the credits to the PTA exceed the current balance.
               When the PTA balance is zero, the monthly

                                       25

               payment for Net Energy to the Seller shall be made pursuant to
               Section 14.4.2.

         14.4.4. If at the end of the first fifteen years the Contract Term a
     PTA balance remains, the said PTA balance shall be due and payable and paid within 60 days, including interest up to the date of payment.

15. PAYMENTS FOR CAPACITY

         15.1 If the Seller selects the net energy payment provisions in Section
14.3, then the Seller shall be paid for Capacity delivered pursuant to he provision of Edison's Standard Offer No. 5 for Firm Power Purchases. This option is valid only if Standard Offer No. 5 is approved and implemented by the
Commission prior to the Date of Firm Operation.

         15.2 If the Seller selects the net energy payment provisions in either
Section 14.2 or 14.4, then the Seller shall receive monthly payments for
Capacity pursuant to Section 15.3.

         15.3 Seller shall receive monthly payments for Capacity made available at the Point of Interconnection. Seller shall have the option, to be exercised prior to the Date of Firm Operation, to elect to sell the Capacity pursuant to the payment provisions specified in Section 15.4 or 15.5.

         15.4 Payment Option 1 -- Performance Based on
Availability/Dispatchability

         15.4.1 Minimum Performance Requirement in Option 1 to receive full capacity payments.

                                       26

         15.4.1.1 The Generating Facility must be dispatchable to Edison upon request, and meet the following conditions:

               (i) The Generating Facility must be available during all on-peak hours of each Peak Month except during hours of allowable Forced Outage as specified in Section 15.4.1.3.

               (ii) The Generating Facility must be available for all other hours of the year except during hours of allowable maintenance as specified in Section 15.6 and during hours of allowable maintenance as specified in Section 15.4.1.3.

         15.4.1.2 The measure of availability shall be the performance during the hours that the Generating Facility is dispatched, ignoring energy produced in any hour in excess of the Capacity of the Generating Facility.
     Dispatching requests can only increase power production, and only up to
     Capacity.

         15.4.1.3 The Seller is allowed a 20% Forced Outage rate for the on-peak hours of each Peak Month, a 20% Forced 20% Outage rate for the mid- and off-peak hours of each Peak Month, and 20% Forced Outage rate for the hours of each non-Peak Month. Except during the Peak Months, Seller may accumulate and apply the 20% allowance for Forced Outage for any consecutive three month period.

         15.4.2 Payment Provision in Option 1

                                       27

         15.4.2.1 When the requirements of Section 15.4.1 are met, the monthly payment is:

         Monthly Capacity Payment =

         (Capacity Price) x (1/12) x (Capacity)

         15.4.2.2 When the requirements of Section 15.4.1 are not met, the monthly payment is:

         Monthly Capacity Payment*

         (Capacity Price) x (1/12)  x (Capacity)  x (Availability/.8)*

         15.4.3 Payments in excess of 100% of Capacity Price.

              15.4.3.1. Bonus During Peak Months

                    For a Peak Month, the Seller will receive a bonus if

                    1)  The performance requirements of Section 15.4.1 have
                        been met; and,

                    2)  The on-peak availability exceeds 85%.

              15.4.3.2  Bonus During Non-Peak Months

                    In a non-Peak Month, the Seller will receive a bonus if

--------
* (Availability/.8) cannot be greater than 1.0.

                                       28

                  1)  The performance requirements of Section 15.4.1 have been met;

                  2)  The on-peak availability for each of the year's Peak Month was at least 85%; and

                  3)  The on-peak availability exceeds 85%.

         15.4.3.3 Bonus Payment

                  For any eligible month, the bonus payment will be calculated according to the fol1owing formula.

                  Monthly Bonus Payment = [(1.2 x on-peak availability) - 1.02]
                    x (1/12) Capacity Price x Capacity

                  Where:

                  Availability =

                  kWh Purchased by Edison
                  --------------------------------------------------------------
                  (Capacity) x (Hours dispatched - Allowable Maintenance Hours)

         15.4.3.4 Total monthly Capacity payment when a bonus is earned shall be the sum of the monthly Capacity payments specified in Section 15.4.2.1 and
     15.4.3.3.

         15.4.4 Only by mutual agreement can the kilowatthours used in the calculation of capacity payments specified in Section 15.4 be greater than a delivery rate equal to Capacity.

         15.5 Payment Option 2 -- Performance Based on Capacity Factor

                                       29

         15.5.1 Minimum performance Requirement in Option 2 to receive full capacity payments.

         15.5.1.1 The Capacity shall be available for all of the on-peak hours as defined in Tariff Schedule No. TOU-8 in each of the Peak Months subject to a 20% allowance for Forced Outages for each month.

         15.5.1.2 There is no minimum performance requirement for the rest of the year.

         15.5.2 Payment Provision in Option 2.

               The monthly capacity payment shall be calculated as the sum of the on-peak, mid-peak, and off-peak capacity payments. Each capacity period payment is calculated as follows:

               Monthly Capacity Period Payment =

               (Capacity Price) x (Conversion to Monthly Payment) x (Capacity)
         x (Period Performance Factor)

               Where:

               Period Performance Factor =

               kWh Purchased by Edison
          -------------------------------------------------------------
          0.8 x (Capacity) x (Period Hrs. - Allowable Maintenance Hrs.)

               The Period Performance Factor cannot exceed

               1. When the allowable maintenance hours equals the period hours, the period performance factor shall equal 1.0.

                                       30

     Conversion to Monthly Payments: The following factors convert Capacity
Price to monthly payments by time period of delivery. These conversion factors will be subject to periodic change as approved by the Commission.

                                         Summer Period     Winter Period
                                         -------------     -------------

                  On-peak                 .13125                 .02094

                  Mid-peak                .00267                 .01054

                  Off-peak                .00000                 .00127

                  15.5.3  Payments in Excess of 100% of Capacity Price

                        15.5.3.1  Bonus During Peak Months

                        For a Peak Month, the Seller will receive a bonus if

                        1)  The Performance Requirements of Section 15.5.1 have
                            been met;

                            and

                        2)  The on-peak capacity factor exceeds 85%.

                        15.5.3.2  Bonus During Non-Peak Months

                        1)  The performance requirements of Section 15.5.1 have
                            been met;

                        2)  The on-peak capacity factor for each of the year's
                            Peak Months was at least 85%;

                            and

                        3)  The on-peak capacity factor exceeds 85%.

                        15.5.3.3  Bonus Payment

                  For any eligible month, the bonus payment is the following:

                  Bonus Payment =

                                       31

                  [(1.2 x on-peak capacity factor) - 1.02]

                  x Capacity Price

                  x (1/12)

                  x Capacity

     Where:

                  On-peak Capacity Factor =

                  kWh Purchased by Edison
         -------------------------------------------------------
         (Capacity) x (Period Hrs. - Allowable Maintenance Hrs.)

                        15.5.3.4 The monthly capacity payment when a bonus is
               earned shall be the sum of the monthly capacity payment (Section
               15.5.2) and the monthly bonus payment (Section 15.5.3.3).

                  15.5.4 Only by mutual agreement can the kilowatthours used in the calculation of capacity payments specified in Section 15.5 be greater than a delivery rate equal to Capacity.

         15.6  Scheduled Maintenance Allowances

         The a1lowance for scheduled maintenance is as follows:

                  15.6.1 Outage periods for scheduled maintenance shall not
         exceed 840 hours (35 days) in any 12-month period. This allowance may be used in increments of an hour or longer on a consecutive or non-consecutive basis.

                  15.6.2 Seller may accumulate unused maintenance hours on a year-to-year basis up to a maximum of 1,080 hours (45 days). This accrued time must be

                                       32

         used only for major overhauls, as such major overhauls are reasonably defined by the Seller.

         15.7   Failure to Meet Minimum Performance Requirements

                  15.7.1 Except when caused by uncontrollable forces, if Seller fails to meet the minimum performance requirements as set forth in
         Sections 15.4.1 and 15.5.1. The following shall apply:

                        15.7.1.1 Seller may be placed on probation for a period
               not to exceed 15 months or as otherwise agreed to by the Parties.
               During this period, the monthly capacity payment will be based on the level of Capacity actually made available as calculated in
               Sections 15.4.2.2 and 15.5.2, as app1icable.

                        15.7.1.2 If Seller meets or demonstrates to Edison
               pursuant to Section 12.2 that it can meet its minimum requirement during the probationary period, Edison shall reinstate regular capacity payments.

                        15.7.1.3 If Seller fails to meet its minimum
               requirements during the probationary period, Edison may derate the Capacity to the greater of the Capacity actually made
               available when the minimum requirements stated in Sections 15.4.1 and 15.5.1 were not met, or the Capacity at which Seller is reasonably likely to meet the minimum requirements. In either case, the quantity by which the Capacity is reduced shall be considered terminated without prescribed notice as provided in
               Section 4.4.

                                       33

                  15.7.2 If Seller is prevented from meeting the minimum
         performance requirement because of a schedule outage, a Forced Outage or an Emergency on the Edison electric system, Edison shall continue to make capacity payments to Seller. Under Option 2, the calculations of capacity payments will treat hours of Forced Outage and Emergency on the Edison system the same as scheduled maintenance outages.

                  15.7.3 If deliveries are interrupted or reduced because of uncontrollable forces, Edison shall continue to make capacity payments to Seller for 90 days from the occurrence of the uncontrolled force event. Under Option 2, the calculation of capacity payments will treat hours of interruption or reduction by reason of an uncontrollable force, the same as scheduled maintenance outages with reductions in
         Capacity treated on a pro rata basis.

16. TAXES: Seller shall pay ad valorem taxes and other taxes properly attributed to the Project. If such taxes are assessed or levied against Edison, Seller shall pay Edison the amount of such assessment or levy within thirty (30) days of presentation of documentation thereof. The Parties shall provide information concerning the Project to any requesting taxing authority.

17. LIABILITY

         17.1 As used in this Section 17, the word "liability"shall mean "all liability, damages, costs, losses, claims, demands, actions, causes of action, attorneys' fees and expenses, or any of them."

                                       34

         17.2 Seller shall defend at its own cost and indemnify and hold harmless Edison, its officers, directors, employees, agents, contractors and subcontractors from and against any and all liability resulting directly or indirectly from or connected with the development and/or furnishing of Net
Energy by Seller as provided herein (including but not limited to such liability arising from the death of or injury to an officer, director, agent or employee of Seller or Edison or damage to property of Seller or Edison or of any officer, director, agent or employee of Seller or Edison) to the extent caused by the negligent acts of Seller.

         17.3 Edison shall defend at its own cost and indemnify and hold harmless Seller, its officers, directors, employees, agents, contractors and subcontractors from and against any and all liability resulting directly or indirectly from or connected with the utilization of Net Energy by Edison as provided herein (including but not limited to such liability arising from the death or injury to an officer, director, agent or employee of Seller or Edison or damage to property of Seller or Edison or of any officer, director, agent or employee of Seller or Edison) to the extent caused by the negligent acts of
Edison.

         17.4 Seller shall defend at its own cost and indemnify and hold harmless Edison, its officers, directors, employees, agents, contractors and subcontractors from or connected with an infringement of a patent by Seller in the performance or non-performance of this Agreement.

                                       35

         17.5 Edison shall defend at its own cost and indemnify and hold harmless Seller, its officers, directors, employees, agents, contractors and subcontractors from and against any and all liability resulting directly or indirectly from or connnected with an infringement of a patent by Edison in the performance or non-performance of this Agreement.

         17.6 Notwithstanding anything in this Agreement to the contrary, under no circumstances, whether arising in contract, equity, tort (including negligence) or otherwise, shall either Party hereto be responsible or liable to the other for loss of profit, loss of operating time or loss of use or reduction in the use of any equipment or facilities or any portion thereof, increased expense of operation or maintenance, cost of replacement power, claims of customers, third parties or for any special, indirect, incidental or consequential damages.

18. INSURANCE

         18.1 During the term of this Agreement, Seller shall obtain and maintain in force as hereinafter provided comprehensive general liability insurance, including contractual liability coverage, with a combined single limit of not less than $5,000,000 each occurrence. The insurance carrier or carriers and form of policy shall be subject to review and approval by Edison.

         18.2 Prior to the date the Project is first operated in parallel with the Edison electric system, Seller shall furnish to Edison: (i) a certificate of insurance providing that such insurance shall not be terminated nor expire except on thirty (30) days prior written

                                       36

notice to Edison, and (ii) an additional insured endorsement with respect to such insurance in substantially the following form:

         "In consideration of the premium charged, Southern California Edison
         Company ("Edison") is named as additional insured with respect to all liabilities arising out of Seller's use and ownership of Seller's
         Generating Facility.

         "The inclusion of more than one insured under this policy shall not operate to impair the rights of one insured against another insured and the coverages afforded by this policy will apply as though separate policies had been issued to each insured. The inclusion of more than one insured will not, however, operate to increase the limit of the carrier's liability. Edison will not, by reason of its inclusion under this policy, incur liability to the insurance carrier for payment of premium for this policy.

         "Any other insurance carried by Edison which may be applicable shall be deemed excess insurance and Seller's insurance primary for all purposes despite any conflicting provisions in Seller's policy to the contrary."

         18.3 Seller shall maintain such insurance in effect for so long as
Seller's Generating Facility is operated in parallel with Edison's electric system. If Seller fails to comply with the provisions of this Section 18, Seller shall, at its own cost, defend, indemnify, and hold harmless Edison, its directors, officers, employees, agents, assigns, and successors from and against any and all liability, loss, damage, claim, action, cause of action, cost, charge, or expense of any kind of nature including attorneys' fees and other costs of litigation, resulting from death of, or injury to, any person or damage to any property, including the personnel and property of Edison, to the extent that Edison would have been protected had Seller complied with all of the provisions of this Section 18.

                                       37

19. REGULATORY AUTHORITY

         Seller and Edison shall at all times conform to all applicable laws and regulations.

20. DISPUTES

         20.1 Any dispute arising between the Parties relating to interpretation of the provisions of this Agreement or to performance of the Parties hereunder, other than matters which may not be settled without the consent of an involved insurance company, shall be reduced to writing by the complaining party stating the complaint and proposed solution and submitted to the other party's manager responsible for the administration of this Agreement. Such manager's interpretation and decision shall be incorporated into a written document outlining his interpretation and decision and specifying that it is the final decision of such manager. A copy of such document shall be furnished to the complaining party within ten (10) days following the receipt of the complaining party's written complaint.

         20.2 The decision of such manager pursuant to Section 20.1 shall be final and conclusive from the date of receipt of such copy by the complaining
Party, unless, within a thirty (30) day period the complaining party furnishes a written appeal to such manager delivered pursuant to Section 21. The Parties shall hold a joint hearing within 15 days of receipt of such appeal. The Parties shall each be afforded an opportunity to present evidence in support of their respective positions at the hearing. One authorized representative of Seller and one authorized representative of Edison and other necessary

                                       38

persons shall conduct such hearing. Pending final decision of a dispute hereunder, the Parties shall proceed diligently with the performance of their obligations under this Agreement

         20.3 The authorized representatives shall make their final decision within 15 days of presentation of all evidence affecting the dispute and shall reduce their decision to writing. The decision shall be final and conclusive.

         20.4 If the authorized representatives cannot reach a final decision within the 15 day period, any remedies which are provided by law may be pursued.

21. NOTICES

         Except as otherwise specifically provided herein, any notice from one
Party to the other, shall be given in writing and shall be deemed to be given as of the date the same is enclosed in a sealed envelope, addressed to the other by certified first class mail, postage prepaid, and deposited in the United States
Mail. For the purposes of this Section 21, such notices shall be mailed to the following respective addresses or to such others as may be hereafter designated by either Party:

         Southern California Edison Company
         Post Office Box 800
         Rosemead, California  9177O
         Attention:  Secretary

                           Seller:     Chevron U.S.A. Inc.
                                       c/o Chevron Geothermal Company

                           Address:    P.O. Box 7147
                                       San Francisco, California 94119

                           Attention:  Manager, Geothermal Operations

                                       39

22. NON-DEDICATION OF FACILITIES

         Neither Party by this Agreement dedicates any part of its facilities involved in this Project to the public or to the service provided under this
Agreement, and such service shall cease upon termination of this Agreement.

23. PREVIOUS COMMUNICATIONS

         This Agreement contains the entire agreement and understanding between the Parties, their agents and employees as to the subject matter of this
Agreement, and merges and supersedes all prior agreements, commitments, representations and discussions between the Parties. No Party shall be bound to any other obligations, conditions, or representations with respect to the subject matter of this Agreement.

24. NON-WAIVER

         None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either
Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

25. SUCCESSORS & ASSIGNS

         This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties subject to the limitations on assignments set forth in Section 26.

                                       40

26. ASSIGNMENT

         26.1 A Party may assign all or part of its interests under this
Agreement to an affiliate. An "Affiliate" shall mean a Party's parent, a Party's subsidiary, or any company of which a Party's parent is a parent. A "parent"
shall mean a company which owns directly or indirectly more than 50% of the shares entitled to vote in an election of directors of another company.

         26.2 Any assignment to a third party of all or any part of its interest under this Agreement shall be subject to the prior written consent of the non-assigning party. Consent shall not be unreasonably withheld. Any such assignment shall be to an assignee that (a) is a financially responsible entity,
(b) is an experienced and prudent operating entity, and (c) has the rights, title and interest necessary to perform the assigned obligations. In this regard
Seller intends to assign this Agreement to the Heber Geothermal Company (HGC)
and by execution of this Agreement, Edison hereby consents to this assignment pursuant to this Section 26.2.

         26.3 Any assignment by Chevron of its interest in this Agreement shall not relieve Chevron as the assigning Party from liability for the duties and obligations of Seller under this Agreement, except to the extent such duties and obligations are expressly assumed by HGC, a general partnership of Centennial
Geothermal, a wholly owned subsidiary of Centennial Energy, Inc. and Dravo
Energy, Inc., a wholly owned subsidiary of Dravo Corporation under the assignment agreement between Chevron and HGC.

                                       41

         26.4 Whenever an assignment of a Party's interest in this Agreement is made, the assigning Party's assignee shall expressly assume in writing the duties and obligations of the assigning Party pursuant to this Agreement and, within 30 days after any such assignment and assumption of duties and obligations, the assigning Party shall furnish, or cause to be furnished, to the other Party a true and correct copy of such assignment and assumption of duties and obligations. Seller, or its assignee, may assign all or any part of its interest under this Agreement to a financing institution to facilitate financing for the project by Seller or its assignee.

27. NO THIRD PARTY BENEFICIARIES

         Except as otherwise specifically provided in this Agreement or under separate agreements creating such rights, the Parties do not intend to create rights in, or grant remedies to, any third party as a beneficiary of this
Agreement or of any duty, covenant, obligation or understanding established under this Agreement.

28. EFFECT OF SECTION HEADINGS

         Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.

29. GOVERNING LAW

         This Agreement shall be interpreted, governed and construed under the laws of the State of California or the United States as applicable as if executed and to be performed wholly within the State of California.

                                       42

30. CONFIDENTIALITY

         30.1 Except as provided herein, the Parties shall hold all information in this Agreement and all information related to or received pursuant to this
Agreement as proprietary and confidential.

         30.2 Neither Party shall disclose any part nor the whole of this
Agreement to any third party without the express prior written consent of the other Party, such consent shall not be unreasonably withheld.

         30.3 From time to time governmental and/or regulatory agencies may request disclosure of the Agreement or Agreement-related information from either
Party or both Parties and if such is the case either Party or both Parties may consent to such disclosure provided, that (i) the requestor(s) be notified by the disclosing Party that the information being released is confidential, and that (ii) the disclosing Party inform the other Party, in writing, as to the nature of the information disclosed and to whom disclosed.

31. UNCONTROLLABLE FORCES

         31.1 Neither Party shall be considered to be in default in the performance of any of its obligations under this Agreement, other than an existing obligation to pay money, when, and to the extent, failure of performance shall be due to an uncontrollable force. The term "uncontrollable force" means any cause beyond the control of the Party failing to perform, including, but not limited to, flood, earthquake, storm, lightning, fire, epidemic, war, riot, civil disturbance or disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority, and action or nonaction

                                       43

by, or inability to obtain and maintain the necessary authorizations or approvals from, any governmental agency or authority, which by the exercise of due diligence such Party could not reasonably have been expected to avoid and which, by exercise of due diligence it has not overcome. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of an uncontrollable force shall give prompt written notice of such facts to the other
Party and shall exercise due diligence to remove such inability. Nothing contained herein shall be construed so as to require a Party to settle any strike or labor dispute in which it may be involved.

         31.2 The failure of the Commission to approve the pass through to
Edison's ratepayers of monies paid to Seller for Net Energy and Capacity under this Agreement, subject to the limitations of Sections 7.7 and 7.8, shall not be deemed to be an uncontrollable force.

         31.3 In the event the applicable provisions of this Section 31 are invoked by Seller, Seller shall not be obligated to deliver Net Energy and Net
Capacity and may interrupt or reduce deliveries to Edison, and Edison shall not be obligated to make any payments hereunder. In the event the applicable provisions of this Section 31 are invoked by Edison, except as provided in
Section 15.7.3, Edison shall not be obligated to accept or pay for, and may require Seller to interrupt or reduce, deliveries of Net Energy.

32. PUBLICITY

         Except as required for compliance with Commission rules and regulations, Edison shall not make any press releases, statements or other disclosures to the public

                                       44

regarding the construction, construction schedule, start-up, operation and maintenance of the Project without the prior written consent of Seller.

33. WATER

         Edison has entered into a Water Supply Agreement with Imperial
Irrigation District (IID) dated December 22, 1981 which provides that IID will permit Edison to take from the Daffodil Canal, Delivery No. 1, water sufficient to satisfy the reasonable requirements of the Project. Pursuant to the E&C
Contract referred to in Section 6.3 herein, Edison is required to assign the
Water Supply Agreement to Seller. If for any reason whatsoever, Edison is unable to assign such Water Supply Agreement to Seller, then Edison shall maintain such
Water Supply Agreement in effect and provide water to the Project in accordance with its terms. In such event, the cost of water for the Project paid by Edison shall be a credit against payments due Seller as calculated in accordance with
Section 13.4

34. TRANSMISSION COST

         34.1 Seller shall select the method for determining transmission service costs specified in Sections 34.2 or 34.3. Seller shall make this selection prior to the Date of Firm Operation.

         34.2 Edison, with Seller's assistance, shall seek to contract with third parties in order to secure the most economic transmission path and service costs for the delivery of Net Energy from the Project to the Point of
Interconnection at terms and conditions

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acceptable to Seller. Seller shall be responsible for all costs incurred in the delivery of the Net Energy from the Project to the Point of Interconnection.

         34.3 For the first 5 years of the Contract Term, the Seller shall pay for the transmission of the Net Energy from the Project to the Path of
Interconnection at a transmission service cost based on a method comparable to the method which is in effect or will be negotiated for Edison's geothermal facilities at Brawley and Salton Sea. The exact, mutually agreed upon transmission service cost shall be established prior to the Date of Firm
Operation and may be adjusted periodically as necessary. The transmission service cost shall consist of (i) a flat monthly service cost expressed in $ per kilowatt per month and (ii) transmission losses expressed in % of Net Energy or delivery to the Point of Interconnection. The Seller may elect this Section 34.3 subject to the following conditions:

         34.3.1 The date of initial delivery of Net Energy shall occur on or before August 1, 1985.

         34.3.2 Seller shall upgrade Edison's 115/92 kV interconnnection substation with the Interconnecting Utility by increasing its capacity by
     25,000 kW. Seller shall pay the capital cost of the upgrade and pay the monthly charges related to the upgrade facilities under the terms and conditions of Edison's Rule No. 2 H for added facilities. If the Seller is unable to use the upgraded facilities, at any time, then Edison shall have the option to use such facilities and reduce the Seller's monthly charges accordingly. The upgrade must be complete prior

                                       46

     to Date of Firm Operation. At the end of 5 years, the transmission service costs shall be handled under the provisions of Section 34.2, unless the
     Seller elects to continue to use the provisions specified in is Section
     34.3 after the first 5 years of the Contract Term absent the transmission service cost methodology contained in this Section 34.3. In the event of such election Section 34.4 shall not apply.

         34.4 If the Seller exercises the provisions specified in Section 34.3 then for said five (5) year period, the applicable portion of the
Interconnecting Utility electric system shall be considered part of the Edison electric system but only to the extent that the capacity payment provisions specified in Sections 15.7.2 and 15.7.3 apply.

35. RECORDS AND AUDITS

         35.1 Edison and Seller shall maintain true and correct records in connection with this Agreement and all transactions related thereto and shall retain all such records for at least 24 months after termination of this
Agreement.

         35.2 No director, employee or agent of either Party shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement, on enter into any business arrangement with any director, employee or agent of the other Party, except as a representative of one of the Parties, without prior written notification thereof to both Parties. Any representative(s) authorized by either Party may audit any and all records of the other Party pertaining to the administration of this
Agreement for the sole purpose of determining whether there has been compliance with this Section 35.2

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         35.3 Any representative(s) authorized by either party may from time to time and at any time after the date of this Agreement until 24 months after its termination make an audit of all records of the other Party in connection with payments made on a cost reimbursement basis under this Agreement. Audit may also cover procedures and controls with respect to such reimbursable costs. Upon completion of the audit, the Parties shall pay each other any amounts shown due by the audit. If the audited Party disagrees with the results of the audit, it may have an independent audit conducted, at its expense, by a third party acceptable to both Parties and pursuant to auditing instructions acceptable to both Parties. The findings of the audit shall be binding upon both Parties.

36. CONDITIONS PRECEDENT

         This Agreement shall be effective upon execution of all the following documents:

     36.1 1983 Geothermal Energy Contract between Chevron Geothermal Company of
California and Southern California Edison.

     36.2 Corporate Guarantee from Dravo Constructors, Inc. to Southern
California Edison for the repayment of the Payment Tracking Account pursuant to
Section 14.4.4.

     36.3 Geothermal Sales Agreement between Chevron Geothermal Company of
California and Heber Geothermal Company.

     36.4 Geothermal Energy Agreement between Chevron Geothermal Company of
California and Dravo Energy, Inc.

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     36.5 Assignment and Assumption Agreement between Chevron U.S.A., Inc. and
Heber Geothermal Company.

     36.6 The acceptance and execution of the final commitment letter from
General Electric Credit Corporation to Heber Geothermal Company.

     36.7 The approval of this Agreement by the Board of Directors or Management
Committee, as appropriate, of the following entities:

          36.7.1 Centennial Energy, Inc.

          36.7.2 Dravo Corporation

          36.7.3 General Electric Credit Corporation

37. AGREEMENT AND SIGNATURE

     This Agreement is executed in multiple counterparts, each of which shall be deemed an original. The signatories hereto represent that they have been appropriately authorized to enter into this Agreement on behalf of the Party for whom they sign. This Agreement is hereby executed as of this 26th day of August,
1983.

                                       SOUTHERN CALIFORNIA EDISON COMPANY

                                       By /s/ Indecipherable
                                         ---------------------------------------
                                                  Vice President

                                       CHEVRON U.S.A., INC., represented by
                                       its agent, Chevron Resources Company

                                       49

                                       By /s/ Indecipherable
                                         ---------------------------------------

                                       Title       Vice President
                                            ------------------------------------

                                       50